Exhibit 10.6

*** Text Omitted and Filed Separately Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4)

Agreement

17 January 2017

Business sale agreement

_______________________________________________

Conexio Genomics Pty Ltd

CareDx Pty Ltd

101 Collins Street Melbourne Vic 3000 Australia	T +61 3 9288 1234 F +61 3 9288 1567
GPO Box 128A Melbourne Vic 3001 Australia	herbertsmithfreehills.com DX 240 Melbourne

Contents

Table of contents

1	Definitions and interpretation		2

	1.1	Definitions	2
	1.2	Interpretation	9
	1.3	Business Day	10
	1.4	Inclusive expressions	10
	1.5	Agreement components	10

2	Conditions for Completion		10

	2.1	Conditions precedent	10
	2.2	Notice	10
	2.3	Reasonable endeavours	10
	2.4	Waiver	11
	2.5	Cut Off Date	11
	2.6	Termination by the Seller	11
	2.7	Termination by the Buyer	12
	2.8	Effect of termination	12
	2.9	No other right to terminate or rescind	13

3	Sale and purchase		13

	3.1	Sale	13
	3.2	Excluded Assets and Excluded Liabilities	13
	3.3	Consideration	13
	3.4	Payment of the Cash Purchase Price	13
	3.5	Audit rights	14
	3.6	Cash Purchase Price payments under this agreement	15
	3.7	Finished Goods Amount	15
	3.8	Title and risk	15

4	Period before Completion		16

	4.1	Carrying on of business	16
	4.2	Prohibited actions	16
	4.3	Permitted acts	16

5	Completion		17

	5.1	Time and place	17
	5.2	Completion	17
	5.3	Notice to complete	17
	5.4	Completion simultaneous	17
	5.5	Termination of Distribution Agreement	18

6	Allocation of liabilities		18

	6.1	Buyer’s responsibility for Assumed Liabilities	18
	6.2	Seller’s responsibility for Excluded Liabilities	18

Contents 1

Contents

7	Employees and superannuation		19

	7.1	Offer of employment	19
	7.2	Release	19
	7.3	Payment and indemnity for Leave Benefits	20
	7.4	Continued membership of External Fund	20

8	Period after Completion		20

	8.1	Access to records by Seller	20
	8.2	Branding	21
	8.3	Tax returns	21
	8.4	Backup Training Services	21
	8.5	Wrong Pocket Business Assets	21

9	Warranties and indemnities		21

	9.1	Warranties by the Seller	21
	9.2	Independent Warranties	22
	9.3	Reliance	22
	9.4	Acknowledgements	22
	9.5	Indemnity for breach of Warranty	23

10	Qualifications and limitations on Claims		24

	10.1	Disclosure	24
	10.2	Minimum amounts	24
	10.3	Maximum amount	24
	10.4	Time limits	24
	10.5	No double claims	24
	10.6	General limitations	25
	10.7	Buyer benefits	25
	10.8	Mitigation of loss	26
	10.9	Sole remedy	26
	10.10	Payments affecting Cash Purchase Price	26
	10.11	Tax effect of Claims	26
	10.12	Independent limitations	27

11	Procedures for dealing with Claims		27

	11.1	Notice of Claims	27
	11.2	Third Party Claims	27

12	Buyer Warranties		29

	12.1	Buyer Warranties	29
	12.2	Independent Warranties	29
	12.3	Reliance	29

13	Confidentiality and announcements		29

	13.1	Agreed announcement	29
	13.2	Confidentiality	29

Contents 2

Contents

14	Duties, costs and expenses		30

	14.1	Duties	30
	14.2	Costs and expenses	30

15	GST		30

	15.1	Recovery of GST	30
	15.2	Time for payment of GST amount	31
	15.3	Indemnity and reimbursement payments	31
	15.4	Adjustment events	31
	15.5	Interpretation	31

16	Notices		32

	16.1	Form of Notice	32
	16.2	How Notice must be given and when Notice is received	32
	16.3	Notice must not be given by electronic communication	33

17	General		33

	17.1	Governing law and jurisdiction	33
	17.2	Service of process	33
	17.3	Invalidity and enforceability	33
	17.4	Waiver	33
	17.5	Variation	34
	17.6	Assignment	34
	17.7	Further action to be taken at each party’s own expense	34
	17.8	Relationship of the parties	34
	17.9	Exercise of rights	34
	17.10	Remedies cumulative	34
	17.11	Counterparts	34
	17.12	No merger	34
	17.13	Entire agreement	34
	17.14	No reliance	35
	17.15	Default Interest	35
	17.16	Specific performance	35
	17.17	Attorneys	35

Contents 3

Business sale agreement

Date ►	January 17, 2017
Between the parties

Seller	Conexio Genomics Pty Ltd ACN 101 837 521 of PO BOX 1294 Fremantle Western Australia 6959 AUSTRALIA

Buyer	CareDx Pty Ltd (a wholly owned subsidiary of Olerup SSP AB) ACN 616 469 508 of Unit 2 49 Buckingham Drive, Wangara Western Australia 6065
Recitals	1 The Seller owns the Business Assets and carries on the Business. 2 The Seller has agreed to sell and the Buyer has agreed to buy the Business Assets on the terms and conditions of this agreement.
The parties agree as follows:

1	Definitions and interpretation
1.1	Definitions

The meanings of the terms used in this agreement are set out below.

Term	Meaning
ASIC	the Australian Securities and Investments Commission.
Assumed Liabilities

1    product warranty claims in relation to products sold prior to and including the Completion Date up to a maximum amount of US$35,000;

2    obligations under the Contract, including any assignment thereof.

Authorisation	any approval, licence, consent, authority or permit.
Business	the business carried out by the Seller of manufacturing and selling Sanger sequencing based HLA typing products.
Business Assets	3 the Business Intellectual Property; 4 the Business Records; 5 the Contract; and 6 the assets listed in Schedule 7, 7 the Finished Goods but, for the avoidance of doubt, excludes the Excluded Assets.
Business Day	a day on which banks are open for business in Perth, Western Australia, other than a Saturday, Sunday or public holiday in Perth, Western Australia.
Business Intellectual Property

the Intellectual Property Rights set out in Schedule 5 and the right to take action against Third Parties for infringement of those Intellectual Property Rights, whether occurring before or after the date of this agreement.

Term	Meaning
Business Records

the records owned by the Seller and relating to the Business and the Transferring Employees including;

1    customer and supplier lists;

2    documents relating to the Business Intellectual Property; and

3    Employee Records of Transferring Employees.

Buyer Group	the Buyer and each of its related bodies corporate and Buyer Group Member means any member of the Buyer Group.
Buyer’s Solicitor	Lander & Rogers.
Buyer Warranties	the representations and warranties in Schedule 2.
Cash Purchase Price	the sum of US$735,000, the Unfinished Inventory Amount and the Finished Goods Amount.
Claim

any claim, demand, legal proceedings or cause of action including any claim, demand, legal proceedings or cause of action:

1    based in contract (including breach of warranty);

2    based in tort (including misrepresentation or negligence);

3    under common law; or

4    under statute,

in any way relating to this agreement and includes a claim, demand, legal proceedings or cause of action arising under any Transaction Agreement or from a breach of Warranty or under an indemnity in this agreement.

Completion	completion of the sale and purchase of the Business Assets under clause 5.
Completion Date	the date on which Completion occurs.
Completion Steps	the steps that each party must carry out at Completion that are set out in Schedule 3.
Contract	the contract set out in Schedule 4.

Term	Meaning
Corporations Act	the Corporations Act 2001 (Cth).
Cut Off Date	31 January 2017.
Data Room	the folder on Illumina’s […***…] file sharing website entitled […***…] to which the Buyer has been provided access.
Demand	a written notice of, or demand for, an amount payable.
Disclosure Materials	1 this agreement; and 2 the Data Room.
Distribution Agreement

the exclusive distribution agreement entered into between the Seller and Olerup SSP AB on 29 April 2011, as varied by a deed of variation dated 12 June 2014 and includes all addendums to the agreement.

Duty	any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them.
Employee Records

all employee records in respect of the Transferring Employees belonging to or used by the Seller in the conduct of the Business and whether kept in hard or electronic form but does not include Excluded Records.

Employment Benefits	wages, salaries and any other remuneration or benefit payable, eligible for or required to be provided to an employee of the Seller.
Employee Entitlements	1 annual leave; 2 sick / carers (personal) leave; 3 long service leave; and 4 redundancy entitlements under the National Employment Standards in the Fair Work Act 2009 (Cth).

*Confidential Treatment Requested

Term	Meaning
Encumbrance

an interest or power:

1    reserved in or over an interest in any asset including any retention of title; or

2    created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes any agreement to create any of the above.

Excluded Assets	all assets of the Seller (including the goodwill and, for the avoidance of doubt, assets listed in Schedule 8) other than the Business Assets.
Excluded Liabilities

all liabilities of the Seller other than the Assumed Liabilities and for the avoidance of doubt includes product warranty claims in relation to products sold prior to and including the Completion Date which exceed US$35,000.

Excluded Records

those Employee Records which the Seller is prohibited by law from disclosing to the Buyer. For the purposes of clarity, Excluded Records do not include any records that an employer is required by the Fair Work Act 2009 (Cth) to keep in relation to an employee.

External Funds	the superannuation funds to which the Seller contributes in respect of Transferring Employees.
Finished Goods	means the Products (as that term is defined in the Distribution Agreement) identified at the Stocktake (as defined in clause 3.7).
Finished Goods Amount	means the value of the Finished Goods calculated in accordance with clause 3.7(d).
Governmental Agency	any government or governmental, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world.

Term	Meaning
Immediately Available Funds	cash, bank cheque or telegraphic or other electronic means of transfer of cleared funds into a bank account nominated in advance by the payee.
Intellectual Property Rights

all intellectual and industrial property rights and interests throughout the world, whether registered or unregistered, including trademarks, designs, patents, inventions, semi-conductor, circuit and other eligible layouts, copyright and analogous rights, trade secrets, know-how, processes, concepts, plant breeder’s rights, manufacturing protocols, formulas, confidential information and all other intellectual property rights as defined in Article 2 of the convention establishing the World Intellectual Property Organisation on 14 July 1967 as amended from time to time.

Interest Rate	the daily 11.00am cash rate quoted on Reuters page RBA30.
IP Licence Agreement

The IP Licence Agreement between the Seller and the Buyer under which the Seller grants the Buyer a licence to use specified software, technology and trademarks owned by the Seller, in the agreed form between the parties, to be entered into at Completion.

Loss or Losses	losses, liabilities, damages, costs, charges and expenses and includes Taxes and Duties.
Material Adverse Change

means any change, effect or circumstance that, individually or in the aggregate, has had, or would, including in any period after the date of this agreement, reasonably be expected to have, a material adverse change on the Business, Business Assets or the results of operations or financial condition of the Business, taken as a whole, but not including any change, effect or circumstance that:

1    is outside of the Seller’s control, including:

(a)  changes in general economic, political or business conditions;

(b)  changes in the industries in which the Business operates; or

(c)  changes in law or governmental policy;

(d)  changes in applicable financial reporting standards;

2    arises due to an act or omission of the Seller that was agreed to by the Buyer; or

3    arises as a consequence of (i) the parties performing their obligations under the Transaction Agreements or (ii) the transactions contemplated by the Transaction Agreements.

Term	Meaning
Non-Transferring Employees	all employees of the Seller other than the Transferring Employees.
PPSA	the Personal Property Securities Act 2009 (Cth).
PPS Register	the register established under PPSA.
Product Revenue

gross revenue from the sale of products manufactured, marketed, or sold by or for the Buyer or other Buyer Group Member using any Business Assets after the Completion Date. For the avoidance of doubt, Product Revenue does not include any gross revenue relating to products purchased by the Buyer or other Buyer Group Member from the Seller or other Seller Group Member prior to the Completion Date.

Related Body Corporate	the meaning given in clause 9 of the Corporations Act.
Sale	the sale and purchase of the Business Assets in accordance with clause 2.
Secondment Agreement	the meaning given in clause 1.1(a)(2) of Schedule 3.
Security Interest	a security interest as defined in the PPSA.
Seller Group	the Seller and each of its related bodies corporate and Seller Group Member means any member of the Seller Group.
Stocktake	the meaning given in clause 3.7(a).
Systems	the meaning given in Warranty 7.
Tax

any tax, levy, charge, impost, fee, deduction, goods and services tax, compulsory loan or withholding, that is assessed, levied, imposed or collected by any Governmental Agency and includes, any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above but excludes Duty.

Term	Meaning
Tax Law	any law relating to either Tax or Duty as the context requires.
Third Party	any person or entity (including a Governmental Agency) other than a Buyer Group Member or a Seller Group Member.
Third Party Claim	any claim, Demand, legal proceedings or cause of action made or brought by a Third Party.
Transaction Agreements

the following agreements:

1    this agreement;

2    the IP Licence Agreement;

3    the Secondment Agreement between Illumina Australia Pty Ltd and Buyer; and

4    each document, agreement or instrument entered into under, pursuant to or for the purposes of anything in items 1 or 2 of this definition.

Transferring Employees	the employees listed in Schedule 6, provided that if the employment of any listed employee terminates prior to Completion, that employee will not be treated as a Transferring Employee.
Unfinished Inventory	All remaining raw and in-process materials used in the production of SBT Resolver and SBT Resolver HARPS tests.
Unfinished Inventory Amount	US$156,159
Warranties	the representations and warranties in Schedule 1.

1.2	Interpretation

In this agreement:

(a)	Headings and bold type are for convenience only and do not affect the interpretation of this agreement.
(b)	The singular includes the plural and the plural includes the singular.
(c)	Words of any gender include all genders.
(d)	Other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning.
(e)	An expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Governmental Agency as well as an individual.
(f)	A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this agreement.
(g)	A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.
(h)	A reference to a document includes all amendments or supplements to, or replacements or novations of, that document.
(i)	A reference to a party to a document includes that party’s successors and permitted assignees.
(j)	A promise on the part of two or more persons binds them jointly and severally.
(k)	A reference to an agreement other than this agreement includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing.
(l)

A reference to liquidation or insolvency includes appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death.

(m)	No provision of this agreement will be construed adversely to a party because that party was responsible for the preparation of this agreement or that provision.
(n)	A reference to a body, other than a party to this agreement (including an institute, association or authority), whether statutory or not:
(1)	which ceases to exist; or
(2)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions.

(o)	If a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day.
(p)	A reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.
(q)	If an act prescribed under this agreement to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day.
(r)	A reference to time is a reference to Perth time.
(s)	A reference to:
(1)	A$ or “Australian dollars” is to Australian currency unless denominated otherwise; and
(2)	US$ or “United States dollars” is to United States currency unless denominated otherwise.
1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

1.4	Inclusive expressions

Specifying anything in this agreement after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

1.5	Agreement components

This agreement includes any schedule.

2	Conditions for Completion
2.1	Conditions precedent

Clauses 3.1 and 5 do not become binding on the parties and are of no force or effect unless and until the Seller delivers to the Buyer an agreement, executed by the Seller (or relevant Seller Group Member) and the relevant counterparty, substantially in the form of the pro forma set out in Schedule 10 or in such form agreed between the Seller and the Buyer, each acting reasonably, to assign or novate the Contract to the Buyer.

2.2	Notice

The Seller must promptly notify the Buyer in writing if it becomes aware that the condition in clause 2.1 has been satisfied or has become incapable of being satisfied.

2.3	Reasonable endeavours
(a)	Each party must use all reasonable endeavours to ensure that the condition in clause 2.1 is satisfied as expeditiously as possible and in any event on or before the Cut Off Date.

(b)	Each party must provide all reasonable assistance to the other as is necessary to satisfy the condition in clause 2.1.
2.4	Waiver

The condition in clause 2.1 is for the benefit of both the Seller and the Buyer and may only be waived by written agreement between the Seller and the Buyer.

2.5	Cut Off Date

A party may, by not less than 5 Business Days’ notice to the other, terminate this agreement at any time before Completion if:

(a)	the condition in clause 2.1 is not satisfied, or waived in accordance with clause 2.4, by the Cut Off Date; or
(b)	the condition in clause 2.1 becomes incapable of satisfaction or the parties agree that the condition in clause 2.1 cannot be satisfied.
2.6	Termination by the Seller

The Seller may terminate this agreement at any time before Completion by notice in writing to the Buyer if:

(a)	the Buyer materially breaches the Distribution Agreement and, in the Seller’s reasonable opinion, the breach:
(1)	cannot be remedied; or
(2)	can be remedied, but is not remedied by the Buyer within 10 Business Days after the Seller gives the Buyer notice of the breach;
(b)	the Buyer materially breaches this agreement and, in the Seller’s reasonable opinion, the breach:
(1)	cannot be remedied; or
(2)	can be remedied, but is not remedied by the Buyer within 10 Business Days after the Seller gives the Buyer notice of the breach;
(c)	an order is made or an effective resolution is passed for the winding-up or dissolution without winding up (otherwise than for the purposes of reconstruction or amalgamation) of the Buyer;
(d)	a receiver, receiver and manager, judicial manager, liquidator, administrator or like official is appointed over the whole or a substantial part of the undertaking or property of the Buyer; or
(e)	a holder of an Encumbrance takes possession of the whole or any substantial part of the undertaking and property of the Buyer.

2.7	Termination by the Buyer

The Buyer may terminate this agreement at any time before Completion by notice in writing to the Seller if:

(a)	the Seller materially breaches the Distribution Agreement and, in the Buyer’s reasonable opinion, the breach:
(1)	cannot be remedied; or
(2)	can be remedied, but is not remedied by the Seller within 10 Business Days after the Buyer gives the Seller notice of the breach;
(b)	the Seller materially breaches this agreement and, in the Buyer’s reasonable opinion, the breach:
(1)	cannot be remedied; or
(2)	can be remedied, but is not remedied by the Seller within 10 Business Days after the Buyer gives the Seller notice of the breach;
(c)	an order is made or an effective resolution is passed for the winding-up or dissolution without winding up (otherwise than for the purposes of reconstruction or amalgamation) of the Seller;
(d)	a receiver, receiver and manager, judicial manager, liquidator, administrator or like official is appointed over the whole or a substantial part of the undertaking or property of the Seller; or
(e)	a holder of an Encumbrance takes possession of the whole or any substantial part of the undertaking and property of the Seller.
2.8	Effect of termination

If this agreement is terminated under clause 2.5, clause 2.6, clause 2.7 or clause 5.3(b), then:

(a)	the parties will procure that each Transaction Agreement (if permitted by the terms of that contract) which has already been executed is terminated in accordance with its terms;
(b)	each party is released from its obligations to further perform its obligations under this agreement and any Transaction Agreement, except those expressed to survive termination;
(c)	each party retains the rights it has against the other in respect of any breach of this agreement occurring before termination;
(d)	the Buyer must return to the Seller all documents and other materials obtained from the Seller;
(e)	the Seller must return to the Buyer all documents and other materials obtained from the Buyer;

(f)

the rights and obligations of each party under each of the following clauses and schedules will continue independently from the other obligations of the parties and survive termination of this agreement:

(1)	clause 1 (Definitions and interpretation);
(2)	clause 2 (Conditions for Completion);
(3)	clause 13 (Confidentiality and announcements);
(4)	clause 14 (Duties, costs and expenses);
(5)	clause 15 (GST);
(6)	clause 16 (Notice);
(7)	clause 17 (General); and
(g)

the Buyer shall purchase the lesser of […***…] individual SBT Resolver tests or all of the Finished Goods identified at the Stocktake; the terms of such purchase shall be as set forth in the Distribution Agreement.

2.9	No other right to terminate or rescind

No party may terminate or rescind this agreement (including on the grounds of any breach of Warranty or misrepresentation which occurs or becomes apparent before Completion) except as permitted under clause 2.5, clause 2.6, clause 2.7 or clause 5.3(b).

3	Sale and purchase
3.1	Sale

On the Completion Date the Seller must sell, and the Buyer must buy, the Business Assets free and clear of all Encumbrances, in consideration of the Buyer assuming the Assumed Liabilities and agreeing to pay the Cash Purchase Price.

3.2	Excluded Assets and Excluded Liabilities

For the avoidance of doubt, the Excluded Assets and Excluded Liabilities are not included in the Sale and purchase under clause 3.1.

3.3	Consideration

The consideration for the sale of the Business Assets is the payment by the Buyer of the Cash Purchase Price and the assumption by the Buyer of the Assumed Liabilities.

3.4	Payment of the Cash Purchase Price
(a)	Subject to Completion occurring, the Buyer must:
(1)	pay the Cash Purchase Price to the Seller in accordance with clause 3.4(b); and
(2)	assume the Assumed Liabilities with effect on and from Completion.

*Confidential Treatment Requested

(b)	The Cash Purchase Price will be paid as follows:
(1)	no later than 1 July 2017, the Buyer must pay the Seller the Finished Goods Amount;
(2)	on the earlier of:
(A)	31 December 2017; and
(B)	within 30 days of the date of Buyer’s first productive use of the Unfinished Inventory purchased hereunder,

the Buyer must pay the Seller the Unfinished Inventory Amount;

(3)	each quarter the Buyer must pay the Seller an amount equal to 20% of the Product Revenue for such quarter (Quarterly Instalment);
(4)	the first Quarterly Instalment shall include the period from Completion to the end of the quarter ending 31 March, 30 June, 30 September and 31 December (as the case may be);
(5)

within 30 days of the end of each quarter, the Buyer must pay the Seller the Quarterly Instalment due in respect of that quarter and provide to the Seller evidence supporting the calculation of the Quarterly Instalment; and

(6)	the Buyer must continue to make Quarterly Instalment payments until it has paid to the Seller an amount equal to US$735,000,

provided that, if the Business or any substantial portion of the Business Assets is sold or otherwise transferred by the Buyer, the outstanding amount of the Cash Purchase Price will be due and payable on demand.

3.5	Audit rights
(a)

The Buyer acknowledges and agrees that the Seller may, on notice to the Buyer, audit and inspect, and appoint one or more auditors (who undertake to maintain the confidentiality of any confidential information on terms which are comparable to the confidentiality terms stated in this agreement) to audit and inspect, any premises, systems, documents, records, practices and data, for the purpose of verifying the Quarterly Instalment, as the Seller requests, provided that any audit or inspection of premises shall be conducted only by a third-party auditor appointed by the Seller.

(b)	The Buyer must cooperate and provide all reasonable assistance with an audit.
(c)

If an audit reveals that the Buyer has underpaid the Seller, then without limiting the Seller’s other remedies under this agreement or at law, the Buyer must pay the Seller the additional amount required to correct the underpayment plus interest at the Interest Rate on such amount for the period beginning on the day the Buyer made the underpayment and ending on the date the additional amount is paid.

(d)

Each party will bear its own costs associated with audits and inspections, unless an audit or inspection reveals that the Buyer has underpaid the Seller by greater than […***…]% of the amount due, in which case the Buyer will be responsible for the Seller’s reasonable audit and inspection costs and must promptly reimburse the Seller for those costs following any request by the Seller to do so.

*Confidential Treatment Requested

3.6	Cash Purchase Price payments under this agreement
(a)	All Cash Purchase Price payments under this clause 3 must be made in Immediately Available Funds without counter-claim or set-off.
(b)

All Quarterly Instalment payments will be paid in United States dollars. The Buyer will determine Quarterly Instalments payable on Product Revenue in currencies other than United States dollars with reference to the official rate of exchange of the currency from the country from which royalties are payable, in the same manner as the Buyer converts all of its other revenues, provided that (i) such manner is consistent with generally accepted accounting principles, and (ii) the exchange rates employed are those quoted by a reputable source, such as the Wall Street Journal, oanda.com, the Financial Times, or a recognized money

(c)	center bank such as JP Morgan, Barclays Bank plc, Bank of America, or an equivalent. The Buyer will detail such calculations in the reports issued pursuant to clause 3.4(b)(3).
(d)

Buyer may not deduct or withhold any wire transfer fees, bank charges, or any other fees or charges incurred in connection with making any Quarterly Instalment. All payments of Quarterly Instalment are exclusive of and are payable without withholding or deduction for taxes, GST, VAT, customs duties, tariffs, or other similar charges.

3.7	Finished Goods Amount
(a)	The Buyer and the Seller must arrange for a stocktake of the Finished Goods to be undertaken in accordance with this clause 3.7 (Stocktake).
(b)	The Stocktake must be completed on 31 January 2017, or such other date as agreed between the parties in writing (Stocktake Date).
(c)	On the Stocktake Date, the Seller and the Buyer must procure that the Stocktake is undertaken as follows:
(1)

a complete itemised list of the Finished Goods (each item, a Finished Goods Item) shall be made available by the Seller to the Buyer as soon as January 20, 2017 but no later than two Business Days before the Stocktake Date;

(2)	each party shall be entitled to have a representative present during the Stocktake.
(d)	The Finished Goods Amount will be calculated as follows:
(1)	the number of Finished Goods items of SBT Resolver tests identified at the Stocktake multiplied by US$[…***…], but not exceeding US $[…***…] in total for all SBT Resolver tests; and
(2)	the number of Finished Goods items of SBT Resolver HARPS tests identified at the Stocktake multiplied by US$[…***…], but not exceeding US$[…***…] in total for all SBT Resolver HARPS tests.
3.8	Title and risk

Title to and risk in the Business Assets pass to the Buyer on Completion.

*Confidential Treatment Requested

4	Period before Completion
4.1	Carrying on of business

Subject to clause 4.3, between the date of this agreement and the earlier of Completion and termination of this agreement, the Seller must use reasonable endeavours to:

(a)	preserve relations with customers and suppliers of the Business;
(b)	avoid causing any material harm or prejudice to the value or reputation of the Business or the Business Assets;
(c)	avoid causing a Material Adverse Change; and
(d)	keep the Buyer fully informed as to any occurrence or matter which comes to the attention of the Seller and which is material to the Business or the Business Assets.
4.2	Prohibited actions

Without limiting clause 4.1 but subject to clause 4.3, the Seller (on behalf of itself and the other Seller Group Members) must not before Completion:

(a)

dispose or agree to dispose of or encumber (whether by registration of an Encumbrance or otherwise) any of the Business Assets other than in the ordinary and usual course of business consistent with past practice;

(b)	of its own volition, terminate or adversely vary or fail to enforce the terms of the Contract or accept or agree to any variations to the Contract;
(c)

change the remuneration or the terms and conditions of employment of any employees or fail to enforce the terms and conditions of employment of any of the employees; provided that the Seller may offer and pay severance and bonus payments to employees in connection with the transactions contemplated by the Transaction Agreements;

(d)	engage, appoint or otherwise hire any new salary employees in relation to the Business; or
(e)	enter into any abnormal or unusual transaction (excepting each Transaction Agreement) which adversely affects the Business.
4.3	Permitted acts

Nothing in clause 4.1 restricts the Seller from doing anything:

(a)	that is contemplated in this agreement or any Transaction Agreement or the Disclosure Materials;
(b)	to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property);
(c)	that is necessary for the Seller to meet its legal or contractual obligations;

(d)	in the ordinary and usual course of carrying out its business; or
(e)	approved by the Buyer, such approval not to be unreasonably withheld or delayed.
5	Completion
5.1	Time and place

Subject to clause 2, Completion must take place by 9:00 am Western Australia Time, on 21 January 2017 (5:00 pm Pacific Time on 20 January, 2017) or such other place, time and date as the Seller and Buyer agree. Completion shall be deemed to have occurred upon the exchange of confirmation emails by each of the Seller and the Buyer.

5.2	Completion
(a)	On or before Completion, each party must carry out the Completion Steps referable to it in accordance with Schedule 3.
(b)	Completion is taken to have occurred when each party has performed all its obligations under this clause 4 and Schedule 3.
5.3	Notice to complete
(a)

If a party (Defaulting Party) fails to satisfy its obligations under clause 5.2 and Schedule 3 on the day and at the place and time for Completion determined under clause 5.1 then the other party (Notifying Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of 5 Business Days from the date of the notice and declaring time to be of the essence.

(b)

If the Defaulting Party fails to satisfy those obligations within those 5 Business Days the Notifying Party may, without limitation to any other rights it may have, terminate this agreement by giving written notice to the Defaulting Party.

5.4	Completion simultaneous
(a)

Subject to clause 5.4(b), the actions to take place as contemplated by this clause 5 and Schedule 3 are interdependent and must take place, as nearly as possible, simultaneously. If one action does not take place, then without prejudice to any rights available to any party as a consequence:

(1)	there is no obligation on any party to undertake or perform any of the other actions;
(2)	to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and
(3)

the Seller and the Buyer must each return to the other all documents delivered to it under clause 5.2(a) and Schedule 3 and must each repay to the other all payments received by it under clause 5.2(a) and Schedule 3, without prejudice to any other rights any party may have in respect of that failure.

(b)

The Buyer may, in its sole discretion, waive any or all of the actions that the Seller is required to perform under clause 1.1 of Schedule 3 and the Seller may, in its sole discretion, waive any or all of the actions that the Buyer is required to perform under clause 1.2 of Schedule 3.

5.5	Termination of Distribution Agreement
(a)

The Seller and Buyer agree that, with effect from the Completion Date, the Distribution Agreement is terminated and, other than those provisions of the Distribution Agreement that are expressed to survive termination of the Distribution Agreement, its provisions shall have no further force or effect.

(b)	From the Completion Date, each of the Seller (on behalf of itself and the other Seller Group Members) and the Buyer (on behalf of itself and the other Buyer Group Members):
(1)

releases the other party and its Related Bodies Corporate from all liability of any nature, claims, actions, demands and causes of action (including any claim for costs), past, present and future, relating to the Distribution Agreement;

(2)	releases the other party from all obligations under the Distribution Agreement (except for those obligations expressed in the Distribution Agreement to survive termination); and
(3)	agrees not to commence or maintain any action or cause of action (including any claim for costs) against the other party or any of its Related Bodies Corporate relating to the Distribution Agreement.
6	Allocation of liabilities
6.1	Buyer’s responsibility for Assumed Liabilities

With effect from Completion, then:

(a)	The Buyer is liable for and must assume and pay, and indemnify the Seller and its Related Bodies Corporate against Loss arising from, the Assumed Liabilities.
(b)

If the Seller or any person on behalf of the Seller pays, performs or discharges an Assumed Liability, the Buyer must reimburse or compensate the Seller within 10 Business Days after the Buyer receives evidence of that payment, performance or discharge.

6.2	Seller’s responsibility for Excluded Liabilities

The Seller retains and must pay, perform or discharge all of the Excluded Liabilities and nothing in this agreement will pass to the Buyer or be construed as an acceptance by the Buyer of any Excluded Liability.

7	Employees and superannuation
7.1	Offer of employment

At least 3 Business Days prior to Completion, the Buyer must ensure that offers of employment are made to the Transferring Employees. The Buyer will use reasonable endeavours to ensure that each offer of employment:

(a)	is for a job that is comparable to the existing job of the Transferring Employee commencing on Completion;
(b)	is on terms and conditions of employment that are comparable to and no less favorable than, the existing terms and conditions of employment of the Transferring Employee overall;
(c)	states that, and ensures that, any contract arising from acceptance of the offer provides that:
(1)	the offer is conditional on:
(A)	Completion; and
(B)	the agreement of the Transferring Employee with the Seller that his/her employment is ending based on mutual agreement;
(2)	employment commences with the Buyer on Completion;
(3)

the prior service of the Transferring Employee with the Seller will be recognised for the purposes of all Employee Entitlements, except for annual leave. Accrued but untaken statutory annual leave relating to the Transferring Employee’s service with Seller prior to Completion, will be paid out to Transferring Employee by the Seller on the cessation of Transferring Employee’s employment with the Seller;

(4)	the Transferring Employee must advise the Buyer of his or her acceptance within 5 Business Days after the date of the offer; and
(5)	the offer will lapse if it has not been accepted by the Transferring Employee within the period referred to in clause 7.1(c)(4),

and the Seller and the Buyer must each use reasonable endeavours to encourage the Transferring Employees to accept the offers of employment.

(d)

If a Transferring Employee advises a party to this agreement that he or she accepts or rejects the offer of employment, that party must immediately advise the other party of the acceptance or rejection.

7.2	Release

On or before Completion, the Seller must:

(a)	release the Transferring Employees from employment, with effect by no later than Completion; and

(b)	pay the Transferring Employees all Employment Benefits that are due to, or accrued by them as at the Completion Date.
7.3	Payment and indemnity for Leave Benefits
(a)	After Completion, the Buyer must pay or provide the relevant Transferring Employees all Employee Entitlements due to them after the Completion Date as, when and if they fall due.
(b)

After Completion, the Buyer must indemnify each Seller Group Member against any Loss suffered or incurred by it for Employee Entitlements due to or accrued by a Transferring Employee after the Completion Date (including, for the avoidance of doubt, any Employee Entitlements (except annual leave) attributable to service by the Transferring Employee with the Seller up to the Completion Date).

7.4	Continued membership of External Fund

In respect of each Transferring Employee who is a member of an External Fund, the superannuation arrangements in effect before Completion will continue unchanged following Completion (except that the Buyer will become a participating employer in the External Fund in respect of those Transferring Employees) until the Buyer or Transferring Employee (as applicable) decides to change those arrangements, subject to relevant law.

8	Period after Completion
8.1	Access to records by Seller
(a)	The Buyer must procure that all Business Records acquired by the Buyer under this agreement and relating to any time before the Completion Date are preserved until the later of:
(1)	six years from the Completion Date; and
(2)	any date required by an applicable law.
(b)	After Completion the Buyer must, on reasonable notice from the Seller:
(1)

provide the Seller and its advisers with reasonable access to the Business Records and allow the Seller to inspect and obtain copies or certified copies of the Business Records at the Seller’s expense; and

(2)	provide the Seller and its advisers with reasonable access to the personnel and premises of the Buyer Group Members,

for the purpose of assisting the Seller Group Members to prepare tax returns, accounts and other financial statements, discharge statutory obligations or comply with Tax, Duty or other legal requirements or to conduct legal or arbitration proceedings.

(c)	The Seller must reimburse the Buyer for its reasonable costs in retrieving any Business Records and making personnel and premises available under this clause 8.1.
(d)	The Buyer is not obliged to waive legal professional privilege. The Seller must comply with any reasonable steps requested by the Buyer to preserve confidentiality.

(e)	The Buyer agrees that the Seller may retain copies of any Business Records which it may require to enable it to comply with any applicable law after the Completion Date.
8.2	Branding

On and from Completion, except as permitted pursuant to the IP Licence Agreement, the Buyer must not, and must ensure that each Buyer Group Member does not, use any trade mark, logo (either on its own or in combination with other material), get up or business, domain or company name containing any of:

(a)	Conexio, Assign, or Gamma-Type; or
(b)	any word, expression, letter, name, logo or mark which is similar to or likely to be confused with Conexio, Assign, or Gamma-Type,

including in any form that any Seller Group Member has used in relation to the Business before Completion.

8.3	Tax returns
(a)

The Buyer must provide to the Seller all reasonable assistance in connection with the preparation and filing of any Tax return or Tax statement of a Seller Group Member with respect to a period or part period before the Completion Date and any administrative proceeding involving any such Tax return or Tax statement.

(b)	The Seller will, at its own costs and expense, have the sole conduct and control of the preparation and filing of all Tax returns, forms or statements of each Seller Group Member.
8.4	Backup Training Services

Under certain circumstances, the Seller will provide the backup training services to the Buyer as set forth in Schedule 9.

8.5	Wrong Pocket Business Assets

Following Completion, if the Seller is in possession of any of the Business Assets or any other assets which are necessary for the operation of the Business (Wrong Pocket Assets), the parties agree to negotiate in good faith to transfer, license or otherwise make available the Wrong Pocket Assets to the Buyer following Completion as soon as is reasonably practicable.

9	Warranties and indemnities
9.1	Warranties by the Seller

Subject to the qualifications and limitations in clause 10, the Seller gives the Warranties in favour of the Buyer:

(a)	in respect of each Warranty which is expressed to be given on a particular date, on that date; and
(b)	in respect of each other Warranty, on the date of this agreement and immediately before Completion.

9.2	Independent Warranties

Each of the Warranties is to be construed independently of the others and is not limited by reference to any other Warranty.

9.3	Reliance

The Seller acknowledges that the Buyer has entered into this agreement and will complete this agreement in reliance on the Warranties.

9.4	Acknowledgements

The Buyer acknowledges and agrees with each Seller Group Member that:

(a)

it has had the opportunity to, and has, conducted satisfactory due diligence investigations in relation to the Business Assets before the date of this agreement and has had the opportunity to raise such enquiries as it considered necessary with the Seller in relation to the Business Assets;

(b)

the Warranties are the only warranties that the Buyer requires, and on which the Buyer has relied, in entering into this agreement, and it has not relied on anything other than the Warranties in agreeing to buy the Business Assets and, in particular, no representations, warranties, promises, undertakings, statements or conduct have:

(1)	induced or influenced the Buyer to enter into, or agree to any terms or conditions of, this agreement;
(2)	been relied on in any way as being accurate by a Buyer Group Member;
(3)	been warranted to a Buyer Group Member as being true; or
(4)	been taken into account by the Buyer as being important to its decision to enter into, or agree to any or all of the terms of, this agreement,

except those expressly set out in the Warranties;

(c)

no warranty or representation, expressed or implied, is given (or has been given) by any Seller Group Member in relation to any financial forecast, budget or projection contained or referred to in the Disclosure Materials other than as expressly set out in the Warranties and the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, business plans, budgets and forecasts furnished to it. The Seller is not liable under any Claim arising out of or relating to any opinions, estimates, projections, business plans, budgets and forecasts in respect of the Business Assets; and

(d)

to the extent permitted by law, all other warranties, representations and undertakings (whether express or implied and whether oral or in writing) made or given by the Seller and its Representatives are expressly excluded.

9.5	Indemnity for breach of Warranty
(a)

The Seller indemnifies the Buyer and each Buyer Group Member against, and must pay the Buyer an amount equal to, any Loss suffered or incurred by the Buyer or a Buyer Group Member in connection with a breach of a Warranty, except to the extent that the Warranty or the Seller’s liability for the Loss are limited or qualified under clause 10.

(b)

For the avoidance of doubt, in respect of any breach of Warranty, Loss includes an amount that would be necessary to put the Buyer or Buyer Group Member (as applicable) in the same position as if the Warranty had been true.

10	Qualifications and limitations on Claims
10.1	Disclosure
(a)

The Buyer acknowledges and agrees that the Seller has disclosed or is deemed to have disclosed against the Warranties, and the Buyer is aware of and will be treated as having actual knowledge of, all facts, matters and circumstances that:

(1)	are fairly disclosed in the Disclosure Materials; or
(2)	would have been disclosed to the Buyer if it had conducted searches on the Business Day before the date of this agreement of the PPS Register.
(b)

The Warranties are given subject to the disclosures or deemed disclosures described in clause 10.1(a). The Seller will have no liability under the Warranties to the extent that disclosure is made or is deemed to have been made against the Warranties under this clause 10.1.

(c)

For purposes of this clause 10.1, a fact, matter or circumstance is ‘fairly disclosed’ if sufficient information has been disclosed in a timely and clear manner such that a sophisticated investor, experienced in transactions of the nature of the Sale and familiar with the Business, would be aware of the substance and significance of the information and would be aware of the nature and extent of the breach of Warranty.

10.2	Minimum amounts

The Seller is not liable under a Claim unless the amount finally agreed or adjudicated to be payable in respect of that Claim:

(a)	exceeds US$[…***…]; and
(b)	either alone or together with the amount finally agreed or adjudicated to be payable in respect of other Claims that satisfy clause 10.2(a) exceeds US$[…***…],

in which event, subject to clause 10.3, the Seller is liable for all of that amount including the initial US$[…***…].

10.3	Maximum amount

The maximum aggregate amount that the Seller is required to pay in respect of all Claims whenever made is limited to the Cash Purchase Price.

10.4	Time limits

The Seller is not liable under a Claim if the Buyer does not notify the Seller of the Claim within 18 months after Completion.

10.5	No double claims
(a)	The Seller is not liable under a Claim for any Loss that a Buyer Group Member recovers, or is compensated for, under a Transaction Agreement.

*Confidential Treatment Requested

(b)

This clause 10.5 does not prevent the Buyer Group Member entitled to make a claim under a Transaction Agreement from commencing that claim. However, if for any reason more than one amount is paid in respect of the same Loss, the Buyer must procure that the additional amount is immediately repaid to the Seller (or one or more Seller Group Members nominated by the Seller) so as to give full effect to clause 10.5(a).

10.6	General limitations

The Seller is not liable under a Claim for any Loss to the extent that Loss:

(a)	(pre Completion actions): arises from an act or omission before Completion, that was done or made at the written direction or instruction of the Buyer or other Buyer Group Member;
(b)	(post Completion) arises as a result of or in consequence of any voluntary act, omission, transaction or arrangement of or on behalf of the Buyer or other Buyer Group Member after Completion;
(c)

(change of law or interpretation): arises from the enactment or amendment of any legislation or regulations after the date of this agreement, including, legislation or regulation that has a retrospective effect;

(d)	(change in ownership): would not have arisen but for a change in ownership of the Business Assets, or a restructure of the Business, on or after Completion;
(e)

(remediable loss): is remediable, provided it is remedied without Loss to the Buyer and to the Buyer’s satisfaction, acting reasonably, within 30 Business Days after the Seller receives written notice of the Claim relating to the Loss or amount;

(f)

(no double counting): is being double counted or double compensated (whether as a result of a payment, abatement or reduction) or has been recovered by the Buyer under a Claim under another provision of this agreement or recovered by the Buyer or other Buyer Group Member under a claim under another agreement;

(g)

(third party): is recovered by the Buyer or other Buyer Group Member from another source whether by way of contract, indemnity or otherwise (and the Buyer agrees to use all reasonable endeavours to recover such Loss). If, after the Seller has made a payment in respect of a Claim, a Buyer Group Member recovers or is compensated for by any other means, any Loss which gave rise to the Claim the Buyer must immediately pay to the Seller, as an increase in the Cash Purchase Price, the amount of the Loss which was recovered or compensated for;

(h)	(forecasts): arises out of any opinions, estimates, projections, business plans, budgets or forecasts in respect of the Business; and
(i)	(consequential loss): is special, indirect or consequential loss or damage, including loss of profit.
10.7	Buyer benefits

In assessing any Loss recoverable by the Buyer as a result of any Claim, there must be taken into account any benefit accruing to the Buyer Group (including any amount of any relief, allowance, exemption, exclusion, set off, deduction, loss, rebate, refund, right to repayment or credit granted or available in respect of a Tax or Duty under any law obtained or obtainable by the Buyer Group and any amount by which any Tax for which the Buyer

Group is or may be liable to be assessed or accountable is reduced or extinguished), arising directly or indirectly from the matter which gives rise to that Claim.

10.8	Mitigation of loss

The Buyer must take all reasonable actions to mitigate any Loss that may give rise to a Claim, but only if and to the extent that it would be obliged to do so as a matter of general law.

10.9	Sole remedy
(a)	It is the intention of the parties that the Buyer’s and Buyer Group’s sole remedies in connection with the Sale will be as set out in this agreement.
(b)	No Seller Group Member has any liability to a Buyer Group Member:
(1)	in connection with the Sale or the matters the subject of this agreement or the Disclosure Materials; or
(2)	resulting from or implied by conduct made in the course of communications or negotiations in respect of the Sale or the matters the subject of this agreement or the Disclosure Materials,

under a Claim unless the Claim may be made under the terms of this agreement or arises out of a statutory right or other claim which cannot be excluded by contract.

(c)	The Buyer must not, and must procure that each other Buyer Group Member does not, make a Claim:
(1)	that the Buyer would not be entitled to make under this agreement or which is otherwise inconsistent with the Buyer’s entitlement to make a Claim under this agreement;
(2)	against any current or former director, officer or employee of any Seller Group Member; or
(3)	against a Seller Group Member which is not a party to this agreement,

and the Buyer acknowledges that to do so would be to seek to circumvent the parties’ intention expressed in clause 10.9(a).

10.10	Payments affecting Cash Purchase Price
(a)	Any payment made by the Seller to a Buyer Group Member in respect of any Claim will be treated as a reduction of the Cash Purchase Price.
(b)	Any payment (including a reimbursement) made by a Buyer Group Member to the Seller in respect of any Claim will be treated as an increase in the Cash Purchase Price.
10.11	Tax effect of Claims

If a party (payor) is liable to pay an amount to another party (recipient) in respect of a Claim and that payment increases the income tax payable by the recipient under the Tax Law, then the payment shall be grossed-up by such amount as is necessary to ensure that the net amount retained by the recipient after deduction of Tax or payment of the increased income tax equals the amount the recipient would have retained had the Tax or increased income tax not been payable, except that:

(a)

the gross up will not operate in relation to Tax under the Tax Law to the extent that payment by the Seller is in respect of a breach of Warranty in relation to non-receipt of an amount that would, if received, have been assessable income in the hands of the recipient, or is in respect of an amount referable to the recipient’s liability to a Third Party for which the recipient may otherwise claim a deduction under the Tax Law; and

(b)

to the extent a Claim in relation to Tax only relates to a timing difference (for example, an amount being deductible in a preceding year rather than in the following year) then the Claim shall be limited to any interest or charge levied as a result of the late payment of Tax.

10.12	Independent limitations

Each qualification and limitation in this clause 10 is to be construed independently of the others and is not limited by any other qualification or limitation.

11	Procedures for dealing with Claims
11.1	Notice of Claims
(a)	(Claims): The Buyer must promptly notify the Seller if a Third Party Claim is made that the Buyer believes will give rise to a Claim against the Seller.
(b)	(Details required): The Buyer must include in a notice given under clause 11.1(a) an extract of:
(1)	any part of a Demand that identifies the liability or amount to which the Claim relates or other evidence of the amount of the Demand to which the Claim relates; and
(2)

if available or relevant, any corresponding part of any adjustment sheet or other explanatory material issued by a Governmental Agency that specifies the basis for the Demand to which the Claim relates or other evidence of that basis.

11.2	Third Party Claims

The following additional obligations apply in respect of the Third Party Claims:

(a)	(No admission): The Buyer must not, and must ensure that each Buyer Group Member does not:
(1)	accept, compromise or pay,
(2)	agree to arbitrate, compromise or settle; or
(3)	make any admission or take any action in relation to,

a Third Party Claim that may lead to liability on the part of the Seller under a Claim without the Seller’s prior written approval (which must not be unreasonably withheld or delayed).

(b)

(Defence of claim): Following receipt of a notice under clause 11.1(a) in respect of a Claim that arises from or involves or could potentially involve a Third Party Claim, the Seller may, by giving written notice to the Buyer within 20 Business Days from the date of the notice, assume the conduct of the defence of the Third Party Claim.

(c)	(Seller assumes conduct): If the Seller advises the Buyer that it wishes to assume the conduct of the defence of the Third Party Claim:
(1)

(indemnity) provided that the Seller provides the Buyer with an indemnity against all Loss that may result from such action, the Buyer must promptly take, and must procure that each Buyer Group Member promptly takes, all action reasonably requested by the Seller to avoid, contest, compromise, defend or appeal the Third Party Claim, including using professional advisers nominated by the Seller or approved by the Seller for this purpose; and

(2)

(access) the Buyer must provide, and must procure that each Buyer Group Member provides, the Seller with all reasonable assistance requested by it in relation to the Third Party Claim, including providing access to witnesses and documentary or other evidence relevant to the Third Party Claim, allowing it and its legal advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Buyer Group Members for the sole purpose of obtaining information in relation to the Third Party Claim.

(d)	(Conduct of Claim by Seller): If the Seller assumes the conduct of the defence of a Third Party Claim, in conducting any proceedings or actions in respect of that Third Party Claim, the Seller must:
(1)	act in good faith;
(2)	liaise with the Buyer in relation to the defence of the Third Party Claim;
(3)	provide the Buyer with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim; and
(4)	acts reasonably in all the circumstances.
(e)

(Buyer assumes conduct) : If the Seller advises the Buyer that it does not wish to assume the conduct of the defence of the Third Party Claim, then the Buyer must procure that any Buyer Group Member that is conducting any proceedings or actions in respect of that Third Party Claim:

(1)	acts in good faith;
(2)	liaises with the Seller in relation to the defence of the Third Party Claim; and
(3)	provides the Seller with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim; and
(4)	acts reasonably in all the circumstances.

12	Buyer Warranties
12.1	Buyer Warranties

The Buyer gives the Buyer Warranties in favour of the Seller on the date of this agreement and the Buyer Warranties will be deemed to be repeated immediately before Completion.

12.2	Independent Warranties

Each of the Buyer Warranties is to be construed independently of the others and is not limited by reference to any other Buyer Warranty.

12.3	Reliance

The Buyer acknowledges that the Seller has entered into and will complete this agreement in reliance on the Buyer Warranties.

13	Confidentiality and announcements
13.1	Agreed announcement
(a)

A party may not make any other public announcement relating to this agreement or any Transaction Agreement (including the fact that the parties have executed this agreement and the Transaction Agreements) unless the other party has consented to the announcement, including the timing, form and content of that disclosure, or unless the announcement would be permitted under an exemption in clause 13.2(a)(1) or 13.2(a)(2).

13.2	Confidentiality
(a)

Each party (recipient) must keep secret and confidential, and must not divulge or disclose any information relating to another party or its business (which is disclosed to the recipient by the other party, its representatives or advisers), this agreement, any Transaction Agreement or the terms of the Sale other than to the extent that:

(1)

the information is in the public domain as at the date of this agreement (or subsequently becomes in the public domain other than by breach of any obligation of confidentiality binding on the recipient);

(2)

the recipient is required to disclose the information by applicable law or the rules of any recognised stock exchange on which its shares or the shares of any of its related bodies corporate are listed, provided that the recipient has consulted with the provider of the information as to the form and content of the disclosure;

(3)

the disclosure is made by the recipient to its Group Members or its or their financiers or lawyers, accountants, investment bankers, consultants or other professional advisers to the extent necessary to enable the recipient to properly perform its obligations under this agreement or exercise its rights under this agreement, in which case the recipient must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person;

(4)	the disclosure is required for use in legal proceedings regarding this agreement or the Sale;
(5)	the party to whom the information relates has consented in writing before the disclosure;
(6)	the disclosure is for the purpose of the Buyer disposing of all or part of the Business Assets or in connection with the sale of all or part of the issued share capital of the Buyer; or
(7)	the disclosure is made by the Buyer after Completion to its customers, and customers, clients or suppliers of the Seller and its other business contacts to the extent that it informs them of the Sale.
(b)	Each recipient must ensure that its directors, officers, employees, agents, representatives and related bodies corporate comply in all respects with the recipient’s obligations under this clause 13.2.
(c)	From Completion, the Buyer may disclose confidential information relating to the Business except to the extent that such information relates to the Seller or its business.
(d)

From Completion, the Seller must keep confidential, and must procure that Non- Transferring Employees keep confidential, on the same basis as set out in clause 13.2(a), confidential information relating to the Business.

14	Duties, costs and expenses
14.1	Duties

The Buyer must pay all Duty in respect of the execution, delivery and performance of this agreement and any agreement or document entered into or signed under this agreement (including each Transaction Agreement).

14.2	Costs and expenses
(a)

Unless otherwise provided in this agreement, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this agreement and any other agreement or document entered into or signed pursuant to this agreement (including each Transaction Agreement).

(b)	Any action to be taken by the Buyer or the Seller in performing its obligations under this agreement must be taken at its own cost and expense unless otherwise provided in this agreement.
15	GST
15.1	Recovery of GST
(a)	Unless otherwise expressly stated, all amounts referred to in this agreement, including amounts used to determine a payment to be made by one party to the other, are exclusive of GST.
(b)

If one party (supplying party) makes a taxable supply, the party that is liable to provide the consideration (receiving party) must also pay an amount (GST amount) equal to the GST payable in respect of that supply.

15.2	Time for payment of GST amount

Subject to first receiving a tax invoice or adjustment note as appropriate, the receiving party must pay the GST amount when it is liable to provide the consideration.

15.3	Indemnity and reimbursement payments

If one party must indemnify or reimburse another party (payee) for any loss or expense incurred by the payee, the required payment does not include any amount which the payee (or an entity that is in the same GST group as the payee) is entitled to claim as an input tax credit, but will be increased under clause 15.1 if the payment is consideration for a taxable supply.

15.4	Adjustment events

If an adjustment event arises in respect of a taxable supply made by a supplying party, the GST amount payable by the receiving party under clause 15.1 will be recalculated to reflect the adjustment event and a payment will be made by the receiving party to the supplying party, or by the supplying party to the receiving party, as the case requires.

15.5	Interpretation

In this agreement:

(a)

terms used that are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) (GST Act) have the meaning given in that Act, unless the context makes it clear that a different meaning is intended;

(b)	consideration includes non-monetary consideration, in respect of which the parties must agree on a market value, acting reasonably;
(c)	in addition to the meaning given in the GST Act, the term “GST” includes a notional liability for GST; and
(d)

a reference to GST payable by or input tax credit of a party includes the corresponding GST payable by or input tax credit of the representative member of the GST group of which that party is a member.

16	Notices
16.1	Form of Notice
(a)

A notice or other communication to a party under this agreement (Notice) must be in writing and in English and addressed to that party as shown below (or as subsequently specified to the sender by any party by notice):

Party	Address	Attention	Email
Seller	5200 Illumina Way, San Diego, CA 92122	Legal Dept.	[…***…]@illumina.com
Buyer	3260 Bayshore Boulevard, Brisbane, California 94005	President and CEO with copy to General Counsel	[…***…]@caredx.com

16.2	How Notice must be given and when Notice is received
(a)	A Notice must be given by one of the methods set out in the table below.
(b)

A Notice is regarded as given and received at the time set out in the table below. However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (business hours period), then the Notice will instead be regarded as given and received at the start of the following business hours period.

Method of giving Notice	When Notice is regarded as given and received
By hand to the nominated address	When delivered to the nominated address
By pre-paid post to the nominated address	At 9.00am (addressee’s time) on the second Business Day after the date of posting
By email to the nominated email address	When the email (including any attachment) comes to the attention of the recipient party or a person acting on its behalf.

16.3	Notice must not be given by electronic communication

A Notice must not be given by electronic means of communication (other than email as permitted in clause 16.2).

17	General
17.1	Governing law and jurisdiction

This agreement is governed by the laws in force in Western Australia. Each party irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in Western Australia and courts of appeal from them in respect of any proceedings arising out of or in connection with this agreement. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

17.2	Service of process

Without preventing any other mode of service, any document in an action (including, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 16.

17.3	Invalidity and enforceability
(a)

If any provision of this agreement is invalid under the law of any jurisdiction the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)

Clause 17.3(a) does not apply where enforcement of the provision of this agreement in accordance with clause 17.3(a) would materially affect the nature or effect of the parties’ obligations under this agreement.

17.4	Waiver
(a)	No party to this agreement may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing and signed by the party granting the waiver.
(b)	(b) In this clause 17.4:
(1)	conduct includes delay in the exercise of a right;
(2)	right means any right arising under or in connection with this agreement and includes the right to rely on this clause; and
(3)	waiver includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.
(c)

A failure or delay in exercise, or partial exercise, of a power, right, authority, discretion or remedy arising from a breach of, or default under this agreement does not result in a waiver of that right, power, authority, discretion or remedy.

17.5	Variation

A variation of any term of this agreement must be in writing and signed by the parties.

17.6	Assignment

Rights arising out of or under this agreement are not assignable by a party without the prior written consent of the other parties.

17.7	Further action to be taken at each party’s own expense

Subject to clause 14, each party must, at its own expense, do all things and execute all documents necessary to give full effect to this agreement and the transactions contemplated by it and use reasonable endeavours to cause relevant third parties to do the same.

17.8	Relationship of the parties

Nothing in this agreement gives a party authority to bind any other party in any way. Nothing in this agreement imposes any fiduciary duties on a party in relation to any other party.

17.9	Exercise of rights
(a)

Unless expressly required by the terms of this agreement, a party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this agreement.

(b)

A party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this agreement. Any conditions must be complied with by the party relying on the consent, approval or waiver.

17.10	Remedies cumulative

Except as provided in this agreement and permitted by law, the rights, powers and remedies provided in this agreement are cumulative with and not exclusive to the rights, powers or remedies provided by law independently of this agreement.

17.11	Counterparts

This agreement may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument. A party may execute this agreement by signing any counterpart.

17.12	No merger

The Warranties, Buyer Warranties, undertakings and indemnities in this agreement will not merge on Completion.

17.13	Entire agreement

This agreement states all the express terms of the agreement between the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

17.14	No reliance

No party has relied on any statement by any other party not expressly included in this agreement.

17.15	Default Interest
(a)

If a party fails to pay any amount payable under this agreement on the due date for payment, that party must pay interest on the amount unpaid at the higher of the Interest Rate plus 3% per annum or the rate (if any) fixed or payable under any judgment or other thing into which the liability to pay the amount becomes merged.

(b)	The interest payable under clause 17.15(a):
(1)

accrues from day to day from and including the due date for payment up to the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the amount becomes merged; and

(2)	may be capitalised by the person to whom it is payable at monthly intervals.
(c)	The right to require payment of interest under this clause 17.15 is without prejudice to any other rights the non-defaulting party may have against the defaulting party at law or in equity.
(d)	A failure to pay any amount under this agreement is not remedied until both the amount unpaid and any interest payable under this clause 17.15 have been paid in full.
17.16	Specific performance

The Seller acknowledges that monetary damages alone would not be adequate compensation to the Buyer for the Seller’s breach of its obligation to complete the sale of the Business Assets under this agreement and that accordingly specific performance of that obligation is an appropriate remedy.

17.17	Attorneys

Each of the attorneys executing this agreement states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

Schedule 1

Warranties

1	Ownership
1.1	Ownership

At Completion:

(a)	the Seller is the legal and beneficial owner of the Business Assets; and
(b)	the Buyer will acquire the full legal and beneficial ownership of the Business Assets free and clear of all Encumbrances.
1.2	No Encumbrances

The Business Assets are at Completion:

(a)	free and clear of all Encumbrances;
(b)	fully paid for;
(c)	not the subject of any lease or hire purchase agreement or agreement for purchase on deferred terms, other than in the ordinary course of business;
(d)	where capable of being possessed, in the possession of the Seller, its agent or nominee; and
(e)	not the subject of any agreements or arrangements to dispose or not to dispose or which otherwise restrict their use or disposal.
1.3	No share capital

The Business Assets do not include any legal or beneficial interest in any shares or other capital in any body corporate (wherever incorporated).

2	Power and Authority
2.1	No legal impediment

The execution, delivery and performance by the Seller of this agreement and the Transaction Agreements:

(a)	complies with its constitution or other constituent documents; and
(b)

does not constitute a breach of any law or obligation, or cause or result in a default under any agreement, or Encumbrance, by which it is bound and which would prevent it from entering into and performing its obligations under this agreement.

2.2	Corporate authorisations

All necessary authorisations for the execution, delivery and performance by the Seller of this agreement in accordance with its terms have been obtained or will be obtained before Completion.

2.3	Power and capacity

The Seller has full power and capacity to own its own assets and to enter into and perform its obligations under this agreement.

2.4	Incorporation

The Seller is each validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation.

2.5	No trust

The Seller enters into and performs this agreement on its own account and not as trustee for or nominee of any other person.

2.6	Seller

The Seller:

(a)	has the power to own the Business Assets and carry on the Business as it is being carried on at Completion;
(b)

is duly registered and authorised to do business in those jurisdictions in which the Business is carried on which, by the nature of the Business and the Business Assets, makes registration or authorisation necessary; and

(c)	has conducted the Business in compliance with its constitution or other constituent documents.
2.7	Enforceability

The Seller’s obligations under this agreement are enforceable in accordance with its terms.

3	Records and corporate matters
3.1	Business Records

The Business Records:

(a)	have been properly maintained;
(b)	do not contain or reflect any material inaccuracies or material discrepancies; and
(c)	for employee records, contain adequate and suitable records regarding the service of each of the Employees.

4	Contracts
4.1	Default by Seller

The Seller is not in default or would be in default but for the requirements of notice or lapse of time, under the Contract.

4.2	Default by third party

So far as the Seller is aware, no other party to the Contract is in default, or would be in default but for the requirements of notice or lapse of time, under the Contract.

4.3	Notices of termination

As at the date of this agreement the Seller has not received any written notice that may materially affect its rights, or the exercise of any rights by it, under the Contract.

5	Business Assets
5.1	Business Assets

Upon Completion the Buyer will own, or have the right to use, all of the Business Assets (other than the Contract which is to be assigned).

6	Intellectual Property Rights
6.1	Ownership
(a)	The Seller is the sole legal and beneficial owner or registered proprietor of, or applicant in respect of, the Business Intellectual Property listed in Schedule 5, free and clear of all Encumbrances.
(b)	So far as the Seller is aware, no person is infringing or has infringed any Business Intellectual Property.
6.2	Right to use

No person other than the Seller has any right to use, or any interest in, or may benefit from any Business Intellectual Property.

7	Information technology
7.1	Ownership of Systems

All information technology and telecommunications systems that form part of the Business Assets (Systems) (other than software embodied in such Systems) are owned and operated by and are under the control of the Seller and are not wholly or partly dependent on any facilities that are not under the ownership, operation or control of the Seller.

7.2	Software

The Seller is validly licensed to use the software comprised in the Systems.

8	Litigation, compliance and Authorisations
8.1	No Material Proceedings

The Seller is not, as at the date of this agreement a party to any material investigation, prosecution, or litigation, legal proceedings, arbitration, mediation or any other form of litigation or dispute resolution process or administrative or governmental proceedings (Material Proceedings).

8.2	No threatened Material Proceedings

As at the date of this agreement no Material Proceedings against the Seller are pending or, so far as the Seller is aware and except for the letter referenced below, threatened, and the Seller is not aware of any disputes that will, or would reasonably be likely to, give rise to any Material Proceedings. For the avoidance of doubt, the Buyer is aware of the letter dated January 5, 2015 to Seller from Bio-Rad Laboratories.

8.3	Compliance with laws

So far as the Seller is aware, in performing the Contract, the Seller has complied in all material respects with applicable laws and administrative requirements.

8.4	Authorisations

The Seller has all necessary Authorisations material to perform the Contract.

9	Employees
9.1	Employee entitlements

Schedule 6 accurately sets out all the Transferring Employees and their respective period of service, and accrued, untaken leave (including long service leave, annual leave and personal (sick and carer’s leave) as at the date of this agreement.

9.2	Union agreements

The Seller is not a party to any enterprise agreement, or agreement (including any collective agreement) with a trade union or industrial organisation in respect of the Transferring Employees and their employment and no awards or workplace agreements apply to any Transferring Employees. Further, no Transferring Employee is subject to a ‘transferable instrument’ for the purposes of Part 2-8 of the Fair Work Act 2009 (Cth).

9.3	No Employee disputes

The Seller has not been involved in any industrial relations dispute, industrial action or proceeding in the Fair Work Commission (or in any other tribunal or court) with any Transferring Employees at any time within the three years preceding the date of this agreement and, so far as the Seller is aware, there are no circumstances likely to give rise to any such dispute, action or proceeding which are likely to affect or may affect the Buyer’s employment of the Transferring Employees.

10	Employee superannuation funds
10.1	Funds

As at the date of this agreement, the External Funds are the only superannuation schemes or other pension arrangements:

(a)	in operation in relation to the Transferring Employees; and
(b)	to which a Seller Group Member contributes or is required to contribute in respect of the Transferring Employees.
10.2	Compliance
(a)

The Seller currently makes employer contributions to External Funds on behalf of each of the Transferring Employees at the relevant statutory rate per annum of their respective superannuation salaries in accordance with the Superannuation Guarantee (Administration) Act 1992 (Cth) (SGAA).

(b)

As at the Completion Date, the Seller will have complied with all of its obligations, duties and liabilities in respect of its superannuation arrangements (whether under the SGAA or otherwise) of the Transferring Employees.

11	Solvency
11.1	No liquidation

The Seller has not:

(a)	gone, or is proposed to go, into liquidation;
(b)	passed a winding-up resolution or commenced steps for winding-up or dissolution; or
(c)

received a deregistration notice under section 601AB of the Corporations Act or any communication from ASIC that might lead to such notice or applied for deregistration under section 601AA of the Corporations Act.

11.2	No winding-up process

No petition or other process for winding-up or dissolution has been presented or threatened in writing against the Seller and, there are no circumstances justifying such a petition or other process.

11.3	No receiver or manager

No receiver, receiver and manager, judicial manager, liquidator, administrator or like official has been appointed, or is threatened to be appointed, over the whole or a substantial part of the undertaking or property of the Seller.

11.4	Arrangements with creditors

The Seller has not entered into, or taken steps or proposed to enter into, any arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.

11.5	No writs

No writ of execution has issued against the Seller or any of the Business Assets and, as far as the Seller is aware, there are no circumstances justifying such a writ.

11.6	Solvency

The Seller is currently able to pay its debts as and when they fall due. The Seller is not taken under applicable laws to be unable to pay its debts and has not stopped or suspended, or threatened to stop or suspend, payment of all or a class of its debts.

12	Insurance
12.1	Currency

Each material insurance policy held by the Seller in respect of the Business Assets is currently in full force and effect and all applicable premiums have been paid.

13	Taxes and Duties
13.1	Stamping

All documents and transactions entered into by the Seller in respect of the Business that are required to be stamped have been duly stamped.

13.2	GST

The Seller has complied in all material respects with all laws, contracts, agreements or arrangements binding on it relating to GST (as defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth)) and, where the Seller has the right to require another party to any such agreement or arrangement to pay to it an amount of GST, it has enforced that right.

14	Accuracy of information
14.1	Schedules

The information set out in Schedules 4 to 7 (inclusive) is complete and accurate in all material respects.

14.2	Disclosure

So far as the Seller is aware, the historical and factual information concerning the Business and the Business Assets prepared by or on behalf of the Sellers and contained in the Disclosure Materials is accurate in all material respects.

14.3	Information provided

As at the date of this agreement, the Seller is not aware of any materially adverse information relating to the Business or the Business Assets that has not been made available to the Buyer before the date of this agreement.

Schedule 2

Buyer Warranties

1	No legal impediment

The execution, delivery and performance by the Buyer of this agreement:

(a)	complies with its constitution or other constituent documents; and
(b)

does not constitute a breach of any law or obligation, or cause or result in default under any agreement or Encumbrance, by which it is bound and which would prevent it from entering into and performing its obligations under this agreement.

2	Corporate authorisations

All necessary action to authorise the execution, delivery and performance of this agreement by the Buyer in accordance with its terms have been obtained or will be obtained before Completion.

3	Power and capacity

The Buyer has full power and capacity to enter into and perform their obligations under this agreement.

4	Incorporation

The Buyer is validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation.

5	No trust

The Buyer enters into and performs this agreement on its own account and not as trustee for or nominee of any other person.

6	Enforceability

The Buyer’s obligations under this agreement are enforceable in accordance with its terms.

7	No liquidation

The Buyer has not:

(a)	gone, or is proposed to go, into liquidation;
(b)	passed a winding-up resolution or commenced steps for winding-up or dissolution; or
(c)

received a deregistration notice under section 601AB of the Corporations Act or any communication from ASIC that might lead to such a notice or applied for deregistration under section 601AA of the Corporations Act.

8	No winding-up process

No petition or other process for winding-up or dissolution has been presented or threatened in writing against the Buyer and, so far as the Buyer is aware, there are no circumstances justifying a petition or other process.

9	No receiver or manager

No receiver, receiver and manager, judicial manager, liquidator, administrator or like official has been appointed, or is threatened or expected to be appointed, over the whole or a substantial part of the undertaking or property of the Buyer and, so far as the Buyer is aware, there are no circumstances justifying such an appointment.

10	Arrangements with creditors

The Buyer has not entered into, or taken steps or proposed to enter into, any arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.

11	No writs

No writ of execution has issued against the Buyer or any of the Buyer’s assets and, so far as the Buyer is aware, there are no circumstances justifying such a writ.

12	Solvency

The Buyer is able to pay its debts as and when they fall due. The Buyer is not taken under applicable laws to be unable to pay its debts and has not stopped or suspended, or threatened to stop or suspend, payment of all or a class of its debts.

Schedule 3

Completion Steps

1	Completion
1.1	Seller’s obligations at Completion
(a)

Subject to the Buyer complying with its obligations under clause 1.2 of this Schedule 3, at Completion the Seller must give the Buyer the following documents, each duly executed by the relevant Seller Group Member:

(1)	(IP Licence Agreement) counterparts, executed by the Seller, of the IP Licence Agreement;
(2)	(Secondment Agreement) counterparts, executed by Illumina Australia Pty Ltd, of the secondment agreement with the Buyer (Secondment Agreement); and
(3)

(title and regulatory documents) all documents of title, if any, in the possession of the Seller relating to the ownership of the Business Assets and regulatory filings in relation to the Business Assets.

(b)	Subject to the Buyer complying with its obligations under clause 1.2 of this Schedule 3, at Completion the Seller must make available to the Buyer:
(1)	(Business Records) the Business Records and that part of the Business Intellectual Property that is in writing;
(2)

(other Business Assets) all other Business Assets title, if any, to which can be transferred by delivery with the intent that title in the Business Assets referred to in this clause 1.1(b) will pass by and upon such delivery; and

(3)	(title documents for Business Intellectual Property) registration certificates and other records, correspondence and documents of title relating to the Business Intellectual Property.
(c)	Subject to the Buyer complying with its obligations under clause 1.2 of this Schedule 3, at Completion the Seller must complete each Transaction Agreement in accordance with its terms.
1.2	Buyer’s obligations at Completion
(a)	At Completion the Buyer must:
(1)	assume the Assumed Liabilities;
(2)

deliver to the Seller counterparts, executed by the Buyer, of those documents listed in clause 1.1(a) of this Schedule 3 that are to be executed by the Buyer or any other relevant person, other than a Seller Group Member; and

(3)	complete each Transaction Agreement in accordance with its terms.
(b)	From Completion the Buyer must pay the Cash Purchase Price in accordance with clause 3.4.

1.3	Assignment of Business Intellectual Property

With effect from Completion, the Seller assigns the Business Intellectual Property to the Buyer.

2	Post Completion actions

Immediately following Completion, the Buyer must procure that all necessary forms are lodged with the appropriate Governmental Agency.

Schedule 4

Contract

The lease over the premises located at 20 Collie Street Freemantle, Western Australia, between Camisa Nominees Pty Ltd (ACN 008 811 452) (as landlord) and Conexio Genomics Pty Ltd (ACN 101 837 521) (as tenant).

Signing page

Executed as an agreement

Seller

Signed by

Conexio Genomics Pty Ltd

by

sign here ►	/s/ Francis deSouza	sign here ►	/s/ Tim Orpin
	Director		Director

print name	Francis deSouza	print name	Tim Orpin

Buyer

Signed by

CareDx Pty Ltd

By

sign here ►	/s/ Peter Maag	sign here ►	/s/ Charles Constanti
	Director		Company Secretary/Director

print name	Peter Maag	print name	Charles Constanti